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                                                                   EXHIBIT 99(a)


THURSDAY SEPTEMBER 21, 10:29 AM EASTERN TIME

PRESS RELEASE

SOURCE: Internet Multimedia Corporation

INTERNET MULTIMEDIA CORPORATION ANNOUNCES
NEW APPOINTMENTS

CHARLOTTE, N.C., Sept. 21 /CNW/--

Internet Multimedia Corporation (OTC Bulletin Board: IIMC) announced today the appointment of Reno J. Calabrigo as Chief Executive Officer. Thom Knowles will remain as President and Treasurer whereby his primary focus will be in Sales and Marketing of the Company's products in the North and South American markets. The Company also announced the appointment of Sandy Winick as Chief Financial Officer.

Stefano Zorzi, Director and majority shareholder, of Internet Multimedia Corporation, stated "that the above mentioned management team has been selected by virtue of their individual talents where their collective goal is to maximize the value to the shareholders."

In conjunction with the team of Oasis Technology S.r.l. whereby management previously developed products, marketing strategies and proven distribution channels for its proprietary products in the fields of multimedia, Internet, gaming, amusement (megatronics) and vending (Nova Distributori) will continue to expand its' sales and distribution channels globally.

Stefano Zorzi further commented "due to our technical abilities and R & D personnel, the Company is also expanding into the fast growth market of wireless and telecommunications industry."

For further information, contact:

Reno J. Calabrigo Tel: 416-441-3083 Fax: 416-441-2995 Email:
starquest@on.aibn.com

Thom Knowles Tel: 704-953-4236 Email: taknowles@carolina.rr.com

Safe Harbour Statement:

Securities Litigation Reform Act of 1995: This release contains forward-looking statements that are subject to risk and uncertainties, including, but not limited to, the impact of competition, new and untested
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products, uncertainty of revenues and earnings, fluctuations in stock price and liquidity, fluctuating operating results, and other risks detailed from time to time in the company filings with the Securities and Exchange Commission.

FOR FURTHER INFORMATION

         Reno J. Calabrigo, 416-441-3083, or fax, 416-441-2995, or email,
         starquest@on.aibn.com, or Thom Knowles, 704-953-4236, or email, taknowles@carolina.rr.com, both of Internet Multimedia Corporation.